Exhibit 10.2

LEASE

THIS LEASE (“Lease”) is made this 1st day of January, 2026 (the “Effective Date”), by and between MERCHANTS ICE II, LLC, a Texas limited liability company (hereinafter referred to as “Landlord”) and Velocity Bioworks, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).

WHEREAS, Landlord is the owner of a certain parcel of real property located at 1305 E. Houston Street, San Antonio, Texas 78205 as more particularly described in Exhibit “A”, which real property is improved by two office buildings and additional structures, commonly known as the Merchants Ice Building(s) collectively referred to herein as the “Complex”, including the buildings, improvements and underlying and adjacent land; and

WHEREAS, Tenant desires to lease space in the Complex and Landlord is willing to lease Tenant space in the Complex, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

1.	THE PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Term (as defined below) and upon the terms, conditions, covenants, and agreements hereinafter provided, the space (the “Premises”) that is currently estimated to be 20,144 square feet of rentable area (the “Premises Rentable Square Feet”), which in any event constitutes the entire rentable area of the structure known as the “Music Building” that is located within the Complex. The Premises are labeled as “Building 2 - 20,144 SF” on Exhibit “B” attached hereto and made a part hereof. The Lease of the Premises includes the non-exclusive right of Tenant to use, in common with others and in accordance with the Rules and Regulations attached as Exhibit “C”, those certain areas (the “Common Areas”) and facilities of the Complex which are from time to time provided and designated by Landlord for the use of tenants of the Complex and its employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements include any and all corridors, foyers, vending areas, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas, kitchens, conference/meeting rooms, and other similar facilities of the Complex and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, courtyards, walkways, and generally all other improvements located in the Complex that are not the subject of an exclusive lease. Landlord agrees to maintain such Common Areas in good order and condition consistent with other Class-A office building projects in San Antonio, Texas, normal wear and tear excepted, and subject to Landlord’s right to charge the tenants of the Complex for Operating Expenses as outlined in this Lease.

2.	USE OF PREMISES

Tenant will use and occupy the Premises solely for general office, laboratory, research, analytical, and/or biomanufacturing purposes, subject to Applicable Laws (as hereinafter defined); without the prior written consent of Landlord, the Premises will not be used for any other purpose, including any use set forth in Section 50 of this Lease. Tenant will not use or occupy the Premises for any unlawful purpose, or for any purpose that will constitute a nuisance under applicable law, and will comply with all present and future laws, ordinances, regulations, and orders of the United States of America, State of Texas, Bexar County, and any other governmental authority having jurisdiction over the Premises (“Applicable Laws”).

3.	TERM

The Term (as used herein, so called) of this Lease shall be for a period of one hundred ten (110) full calendar months commencing on the Lease Commencement Date (as hereinafter defined), plus any partial month from the Lease Commencement Date to the end of the month in which the Lease Commencement Date falls, ending at 11:59 p.m. local time on the last day of the 110th full calendar month following the Lease Commencement Date (the “Lease Expiration Date”), subject to adjustment and earlier termination as provided in this Lease. The initial period of time referenced in the preceding that comprises the Term is the “Initial Term”.

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3A. LEASE COMMENCEMENT DATE

The “Lease Commencement Date” is January 1, 2026.

4.	RENT

Tenant shall pay as rent for the Premises the following amounts as more fully described in Sections 4.A. and 4.D. (each of which shall be considered Rent and all of which are collectively referred to herein as “Rent”):

A.              Basic Rent. Subject to the provisions of Section 4.B., below: (1) The Basic Rent (hereinafter called the “Basic Rent”) shall be Six Hundred Sixty Thousand Three Hundred Fifty-Six and 78/100 Dollars ($660,356.78) annually for the first twelve calendar months of the Lease (each, a “Lease Month”), payable in equal monthly installments, in advance, of Fifty-Five Thousand Twenty-Nine and 73/100 Dollars ($55,029.73), subject to the terms of the following sentence, the first payment to be made on or before the Lease Commencement Date, and each subsequent monthly payment to be made on the first day of each and every calendar month during the Term hereof; and (2) The Rent shall be considered late and subject to penalty if not paid ten days after the applicable due date. If the Term of this Lease begins on a date other than the first day of a month, or ends on a date other than the last day of a month, Rent for the month of such termination or commencement shall be prorated at the rate of one-thirtieth (1/30th) of the fixed monthly rental for each day, payable in advance.

B.              Basic Rent Escalation. On the first business day of the first full month after the anniversary of the Lease Commencement Date during the Term of the Lease, the Basic Rent for such month and the following eleven calendar months shall be increased by three percent (3%) per annum from the Basic Rent previously in effect. For the avoidance of doubt, the Basic Rent for the Initial Term as follows:

Lease Months (following the Lease Commencement Date and any partial month after the Lease Commencement Date prior to the first full calendar month of the Term)	Annual Basic Rent	Monthly Basic Rent
1-12	$660,356.78	$55,029.73
13-24	$680,167.48	$56,680.62
25-36	$700,572.51	$58,381.04
37-48	$721,589.68	$60,132.47
49-60	$743,237.37	$61,936.45
61-72	$765,534.50	$63,794.54
73-84	$788,500.53	$65,708.38
85-96	$812,155.55	$67,679.63
97-110	$836,520.21	$69,710.02

C.                It is expressly understood and agreed that in addition to and along with the Basic Rent and Additional Rent for the month of January 2026, Sublessee shall pay to Sublessor the amount of Rent that would have been due for the month of December 2025.

D.              Additional Rent. During the Term, Tenant shall pay Additional Rent (as used herein, so called), which consists of the Tenant’s Share (as hereinafter defined) of Operating Expenses and Taxes. Tenant shall make such payments as set forth in Sections 4.G and 4.H, below.

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E.               Tenant's Share. The term “Tenant's Share” means: (1) 100% of the Taxes (as hereinafter defined) attributable to the Premises; plus (2) 100% of the Operating Expenses incurred by Landlord solely with respect to the Premises; plus (3) 33.57% of the Taxes (as hereinafter defined) of the Common Areas of the Complex; plus (4) Except as included in Section 4.E.(2), 33.57% of the Operating Expenses (as hereinafter defined) of the Complex, which percentages in this Section 4.E are obtained by dividing (a) the Premises Rentable Square Feet as stated above by (b) the Complex Rentable Square Feet as of the Effective Date.

F.               Stipulations. Landlord and Tenant stipulate that the Premises Rentable Square Feet and the Complex Rentable Square Feet set forth above are conclusive and shall be binding upon them during the Term. If, during the Term, any change occurs in either the Premises Rentable Square Feet or the Complex Rentable Square Feet, Tenant's Share shall be adjusted, effective as of the date such change occurs. provided, however, in no event will the Complex Rentable Square Feet for the purpose of calculating Additional Rent in Section 4.D be greater than the amount set forth in Section 4.D above, or will Tenant’s Share in Section 4.E above be greater than 33.57% (although Tenant's Share in Section 4.E may decrease if the Complex Rentable Square Feet increases).

G.              Taxes. For each year during the Term of this Lease, Landlord shall submit to Tenant a statement of the Taxes that are actually assessed by the Bexar County Tax Assessor and within thirty (30) days after receipt of such statement, Tenant shall pay to Landlord, subject to the terms of Section 4.D and 4.E, above, that portion of Additional Rent that consists of Tenant’s Share of Taxes (and, for any partial calendar year after the Lease Commencement Date, Tenant shall be responsible only for remitting to Landlord a pro-rated portion thereof, based on the number of actual days in the calendar year: (1) after the Lease Commencement Date until the end of such year; and (2) prior to the Lease Expiration Date). The termination of this Lease shall not affect the obligations of the Landlord and Tenant pursuant to this Section 4.G to be performed after such termination, but shall be effective only with respect to the period of time that constitutes the Term.

As used in this Lease, the term “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments and charges under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement that are not treated as part of Operating Expenses) now or hereafter attributable to the Complex (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income. Notwithstanding the foregoing to the contrary, in no event shall “Taxes” be deemed to include any franchise, margin, estate, inheritance, or income tax. Taxes shall include reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Complex, but only to the extent actual savings result from such efforts.

H.              Payment of Operating Expenses. Prior to January 1 of each year, or as soon thereafter as practicable, during the Term of this Lease, Landlord shall provide Tenant a good faith projection of Operating Expenses for the coming year, and commencing on January 1 of each year, Tenant shall pay monthly, one-twelfth (1/12) of the Tenant’s Share with respect to the Operating Expenses of operating the Complex that are set forth in Section 4.E. Landlord shall, within the period of ninety (90) days (or as soon thereafter as possible) after the close of each calendar year, provide Tenant a statement of such year's actual Operating Expenses with respect thereto. Tenant shall pay Landlord within thirty (30) days of statement receipt Tenant’s Share of the difference, if any, if the actual Operating Expenses was in excess of the projected Operating Expenses. If the projected Operating Expenses exceeded the actual Operating Expenses, Landlord shall refund Tenant’s Share of the excess to Tenant within ten (10) days after such determination is made or, if requested by Tenant, credit such excess against the next monthly installment(s) of Rent thereafter payable by Tenant.

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I.                Definition of Operating Expenses. The term “Operating Expenses” as used herein shall mean all reasonable and necessary expenses, costs and disbursements which Landlord incurs in connection with the ownership, operation, and maintenance of the Complex and performance of Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, without duplication, including the following costs:

i.	Wages and salaries of the building manager and all employees below the grade of building manager engaged in operating and maintenance or security of the Complex, including taxes, insurance and benefits relating thereto.

ii.	All supplies and materials used in operation and maintenance of the Complex.

iii.	All utilities, including surcharges for the Complex, the cost of water, sewer, gas, and electricity, if not separately metered to Tenant (but not metered or sub-metered utilities paid by other tenants).

iv.	All heating, lighting, air conditioning, and ventilating of the Complex, if not separately metered to Tenant or other tenants.

v.	Cost of all maintenance and service agreements for the Complex and the equipment therein, including but not limited to security, landscape, irrigation, IT, trash removal, music, energy management services, window cleaning, elevator maintenance (if applicable) and janitorial service (except with respect to replacements that are capital in nature which shall be calculated and allocated as provided for herein).

vi.	Cost of all insurance relating to the Complex, including the cost of casualty and liability insurance applicable to the Complex and Landlord's personal property used in connection therewith.

vii.	Cost of repairs, replacements, and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or third parties, alterations attributable solely to tenants of the Complex other than Tenant, and replacements that are capital in nature, except as provided herein).

viii.	The costs of any additional services provided by Landlord in the prudent ownership, service, repair, management, maintenance, and operation of the Complex, except as expressly excluded under this Lease.

ix.	The cost of any capital improvements made to the Complex after the Lease Commencement Date that, in Landlord's reasonable judgment, reduces other operating expenses such as lighting retrofit and installation of energy management systems but only to the extent these capital expenditures result in a reduction of Operating Expenses, as amortized over their useful life in accordance with sound real estate accounting principles consistently applied, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Law that have the effect of changing the legal requirements applicable to the Complex from those currently in effect, as amortized over their useful life in accordance with sound real estate accounting principles consistently applied.

x.	A management fee (the “Management Fee”) in an amount equal to three percent (5%) of all Rent payable by Tenant under this Lease.

xi.	costs associated with managing, repairing, maintaining, insuring, or operating any parking structure, including the cost of payroll for clerks, attendants, and other persons, bookkeeping, parking insurance, parking management fees, tickets, striping, and uniforms directly incurred in operating the parking garage.

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Notwithstanding the foregoing, Operating Expenses shall not include the following:

(a) any late fees, penalties, interest charges or similar fees payable by Landlord; (b) cost of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Premises or Complex or the improvements thereon; (c) any debt losses, rent losses or reserves for bad debt (or reserves of any kind); (d) expenses reimbursed by insurance proceeds under any insurance policies or by third parties; (e) real estate broker’s commissions, marketing, advertising or any other expenses incurred in connection with the leasing of the Complex or any part thereof; (f) costs of leasehold/construction improvements, alterations, space planning fees and architectural fees incurred for other tenants of the Complex; (g) except for any legal fees or costs payable by Tenant under the terms of the Lease, any legal fees or costs associated with enforcing Landlord’s rights or remedies against any other tenants of the Complex, defending any lawsuits with mortgagees or ground lessors, disputes between Landlord and any other tenant, employee, contractor or agent of Landlord or any other third party; (h) contributions to charitable, political or civic organizations; (i) costs and expenses of repairs and replacements, which under generally accepted accounting principles should be classified as capital expenditures, except for the current amortized portion of the costs and expenses (based upon amortization of the cost on a straight-line basis over the useful life of such items) of the capital improvements described in Section 4(I)(ix) above and any repairs or replacements of items in place on the date Tenant opens for business that are repaired or replaced due to wear and tear and not due to the initial construction or remodeling of the Premises or Complex; (j) except as otherwise provided, depreciation and amortization of any type, except for materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services; (k) except as may be included within the Management Fee, all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of the operation of the complex) including, but not limited to, Landlord’s general corporate overhead and general administrative expenses; (l) except as may be included within the Management Fee, overhead or profits paid to subsidiaries or affiliates of Landlord for management or other services to the Complex, or for supplies or materials, to the extent that the costs of such services, supplies or materials exceed the fair market value of such costs had the services, supplies or materials been provided by parties unaffiliated with Landlord on a competitive basis; (m) except as may be included within the Management Fee, wages, salaries and other compensation paid to any executive employee of Landlord or Landlord’s property management provider above the grade of property manager; (n) expenses in connection with services or other benefits provided solely and exclusively to other tenants or occupants of the Complex, but not to Tenant; or (o) expenses resulting from the gross negligence or willful misconduct or breach of any lease or violation of any law by Landlord, its agents or employees, to the extent that such expenses exceed the expenses which would have normally been incurred by Landlord absent such negligence or willful misconduct or breach of lease or violation of law.

J.                Examination of Books. Upon reasonable prior notice, Tenant, at its expense, shall have the right during business hours to examine Landlord's books and records relating to Operating Expenses for the Complex for a calendar year in question, for a period of one year following the end of said calendar year. In the event Tenant’s examination reveals Landlord overstated Tenant’s Share in an amount equal to or greater than five percent (5%), Landlord shall pay to Tenant, within thirty (30) days after receipt of an invoice therefor from Tenant, Tenant’s costs and expenses incurred in the performance of said audit. Notwithstanding, if Tenant does not audit Landlord’s books and records within one year following the end of a calendar year, Tenant’s right to audit the Operating Expenses shall lapse, and the Operating Expenses shall be deemed final and conclusive for all previous periods, except for the then current year.

K.              Survival of Obligation. Tenant's obligation to pay Operating Expenses during the Term of this Lease shall survive following any termination of this Lease, and Landlord's obligation to refund overpayments to Tenant, shall survive until the later of: (1) one year following the end of the calendar year in which the Operating Expenses were paid; and (2) any audit timely commenced under Subsection 4(J), above.

L.               Demand; Time. Each of the foregoing amounts of Rent shall be paid to Landlord without demand and without deduction, set-off or counterclaim (except as expressly provided in this Lease) on the first (1st) day of every month during the Term of this Lease. If Landlord shall at any time or times accept Rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as a waiver of any or all of Landlord's rights hereunder.

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M.             Payment of Rent and Additional Rent. In addition to and not in limitation of any other rights and remedies which Landlord may have in case of failure by Tenant to pay any sum of Additional Rent when due, such non-payment shall entitle Landlord to the remedies available to it hereunder for non-payment of Rent. All such charges or expenditures shall be paid to Landlord, at the office of the Landlord, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. Any unpaid Basic Rent or Additional Rent shall accrue interest thereon at the rate of fifteen percent (15%) per annum commencing thirty (30) days after the date it is due. Any Basic Rent or Additional Rent not paid within fifteen (15) days of the date it is due shall be subject to a late charge of five percent (5%) of the unpaid amount to cover the administrative costs of the late payment.

5.	UPKEEP OF PREMISES; UPKEEP OF COMPLEX

Except for any obligation of Landlord with respect to the Premises, Tenant will keep the Premises and fixtures and Tenant's equipment therein in clean and safe condition, will take good care thereof, will suffer no waste or injury thereto, and will at the expiration or other termination of the Term of this Lease, surrender the same broom clean in substantially the same order and condition in which they are on the Lease Commencement Date, ordinary wear and tear, casualty, condemnation, and other unavoidable damage excepted. All injury to the Premises or the Complex of which they are a part, caused by moving property of Tenant's into, in or out of said Complex and all breakage done by Tenant, or the agents, servants, employees, and visitors of Tenant shall be repaired by Tenant at expense of Tenant. In the event Tenant shall fail to do so within a reasonable time after written notice Tenant of the need for repairs, then Landlord shall have the right to make such reasonably necessary repairs, alterations and replacements, structural or otherwise and any charge or cost so reasonably incurred by Landlord shall be paid by Tenant with the right on the part of Landlord to elect in its discretion to regard the same as Additional Rent, in which event, such cost or charge shall become Additional Rent payable with the installment of Rent next becoming due or thereafter falling due under the terms of this Lease.

Landlord shall pay for and make the following repairs and replacements as and when reasonably necessary and shall keep all Common Areas and Complex systems in good order, condition, and repair (subject to the right to charge any tenants of the Complex for any portion of same that are Operating Expenses defined above): (1) structural repairs and replacements to the Premises and Common Areas; and (2) repairs and replacements required in order to provide any services to be furnished by Landlord pursuant to this Lease (including with respect to the Common Areas); and (3) repairs and replacements to the windows and roof of the Premises. If a repair, which is Landlord's responsibility, is necessitated by an act or omission of Tenant or its agents, Landlord shall make the repair, and Tenant shall reimburse Landlord promptly for the reasonable cost of the repair. Tenant shall promptly notify Landlord of any condition needing repair which is Landlord's responsibility under this Section and to which Tenant has actual knowledge. Tenant, at its sole cost and expense, shall maintain in good order, condition and repair, all portions of the Premises not specifically designated as Landlord’s duty in this paragraph, including but not limited to the HVAC, plumbing, wiring, glazing, interior doors, floors, ceilings, interior walls and the interior surface of exterior walls, fixtures, lighting, fire protection and alarm systems, equipment and signs. Provided that such activities are Operating Expenses within the terms and conditions of this Lease, Tenant shall reimburse Landlord for the foregoing as part of Tenant's payments of Additional Rent, subject to the terms thereof. If Landlord fails to make any required maintenance, repair or replacement to the Premises or the Common Areas reasonably necessary to the efficient operation of Tenant’s business at the Premises, then, after five (5) days written notice (in an emergency, reasonable notice shall suffice), Tenant has the right (but not the obligation) to make the repair or replacement for Landlord, and Landlord shall reimburse Tenant for its actual costs incurred therein within fifteen (15) days after demand therefor. If Landlord fails to reimburse Tenant for such costs within said fifteen (15) days period, Tenant may deduct such amount from its rent payments due hereunder. Any amount not paid by Landlord within fifteen (15) days shall bear interest at 10% per annum from the due date until paid or deducted from Tenant’s rent.

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6.	MECHANIC'S LIENS

If any mechanic's or materialmen's lien is filed against the Premises, the Complex and/or the land for work claimed to have been done for, or materials claimed to have been furnished to Tenant or its subtenants (except for work performed by or at the request of Landlord in furtherance of Landlord's obligations under this Lease), such lien shall be discharged by Tenant within thirty (30) days after the Tenant receives written notice of such lien, at Tenant's sole cost and expense by the payment thereof or by filing any bond required by Applicable Law. If Tenant shall fail to discharge any such mechanic's or materialmen's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the monthly installment of Rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. It is further understood and agreed that in the event Landlord shall give its written consent to Tenant's making any such Alterations (as defined below) pursuant to Section 7 below, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Complex or the land to any mechanic's or materialmen's liens which may be filed in respect of any such Alterations made by or on behalf of Tenant.

7.	TENANT ALTERATIONS

A.              Alterations. Tenant shall not make or allow to be made any alterations, additions, or improvements in or to the Premises (collectively “Alterations”) without the prior written consent of Landlord, which consent may be withheld by Landlord in its reasonable discretion. If Landlord approves any Alterations, Tenant shall also obtain, at its sole cost and expense and through its own efforts, and provide to Landlord all necessary approvals from the Texas Historical Commission (“THC”) and/or National Park Service (“NPS”), whichever is necessary considering the Alteration request, to perform said Alterations, and said Alterations shall not otherwise prevent availability of federal or state historic tax credits or cause recapture of federal historic tax credit.

B.              Property of Landlord. All alterations, installations, changes, replacements, attached equipment, laboratory casework, built-in cabinet work sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods, additions to, or improvements in, including wall-to-wall carpet, upon the Premises (whether with or without the prior written consent of Landlord) shall, at the election of the Landlord (which election Landlord shall deliver in writing to Tenant at least 120 days prior to the expiration of the Term; and, if Landlord does not timely deliver such election to Tenant, Landlord will be deemed to have elected to waive its rights to designate property to be retained under this Section 7.B), remain upon the Premises, become property of the Landlord, and be surrendered with the Premises at the expiration or termination of this Lease or upon expiration of any renewal period hereof without disturbance, molestation or injury; provided, however, that if Tenant is not then in default in the performance of any of its obligations under this Lease, Tenant shall have the right (but not the obligation) to remove, during the 90-day period prior to the Lease Expiration Date, any of the foregoing items which Landlord does not wish to retain (or which Landlord is deemed to have waived its right to retain), together with all of Tenant's movable furniture, movable furnishings, or movable equipment, or trade fixtures purchased by Tenant at its sole cost and expense and within the Premises, at the expense of Tenant. If Tenant elects to so remove any such items from the Premises, Tenant agrees to repair all material damage to the Premises and the fixtures, appurtenances and equipment of the Landlord therein, and to the Complex caused by the Tenant's removal of its furniture, fixtures, equipment, machinery and the like and the removal of any improvements or alterations. Should the Tenant fail to repair all the above-referred to damage, then, and in such event, the Landlord may repair the said damage at the Tenant's expense and the Tenant hereby agrees to reimburse the Landlord for such reasonable expense within 10 business days following receipt of demand therefor.

C.              Indemnification. Tenant will indemnify and hold Landlord, Landlord's mortgagees, and its respective employees, agents, tenants, invitees, licensees, affiliates, partners, members, shareholders, and principals (each a “Landlord Indemnified Party” and collectively, the “Landlord Indemnified Parties”) harmless from and against any and all losses, liability, expenses, liens, claims or damages (each, a “Loss”) to person or property which occur during the Term of this Lease as a direct result of Tenant's alterations, decorations, additions or improvements, including without limitation, (the “Tenant Improvements”) or any Alteration, except to the extent any such Loss is caused by Landlord’s breach of its maintenance obligations under Section 5 of this Lease or the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees. If any such alteration, decoration, addition or improvement is made without the prior written consent of Landlord and such Alteration is not permitted under this Lease, Landlord may correct or remove the same, and Tenant shall be liable for any and all reasonable expenses incurred by Landlord in the performance of this work.

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8.	SERVICES

Landlord shall furnish to Tenant during the Term of the Lease hot and cold water, electric current adequate for Tenant's proposed use of the Premises, and sanitary sewer services at those points of supply up to the demarcation of the Premises as set forth on Plans and Specifications (as hereinafter defined). Notwithstanding the foregoing, Landlord shall not be liable for failure to furnish or for suspension or delay in furnishing any of such services under this Section 8 caused by breakdown that is outside of Landlord's reasonable control, maintenance or repair work (to the extent outside of Landlord's reasonable control) or strike, riot, civil commotion, natural disaster, or pandemic. If, however, Tenant is prevented from using, and does not use, the Premises or access thereto because of the unavailability of any such service for a period of two (2) consecutive business days and such unavailability was within Landlord’s reasonable control, then Tenant shall, as its exclusive remedy be entitled to abatement of Basic Rent and Additional Rent for each day that Tenant is so prevented from using or accessing the Premises. Tenant shall be responsible for obtaining its own separately metered electricity, telephone, internet, and other desired services.

9.	INSPECTION

Tenant will permit Landlord, or its agents or other representatives to enter the Premises during Tenant’s normal business hours with three (3) days written notice to Tenant except in the case of an emergency when Landlord may enter without notice and without charge therefor to Landlord and without diminution of the Rent payable by Tenant to examine, inspect and protect the Premises and the Complex and to make such alterations and/or repairs as in the judgment of the Landlord may be deemed reasonably necessary, or to exhibit the same to prospective tenants or purchasers during the Term of this Lease. Written notice shall include the names, employer, and purpose of the entry. Landlord acknowledges that the Premises must comply with various federal security requirements and that Tenant may prescribe additional requirements to comply with federal laws and maintain the integrity of the laboratory and other facilities within the Premises; Landlord shall comply with the foregoing at Tenant’s expense prior to entering the Premises. In addition, Landlord shall use commercially reasonable efforts to avoid any interference with Tenant’s use of the Premises.

10.	DAMAGE TO THE PREMISES OR COMPLEX

If a portion of the Premises or Complex shall be damaged by fire or other cause (a “Casualty”), Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice“) of the time needed to repair the damage caused by such Casualty use best efforts to repair such damage at the expense of the Landlord.

A.              Tenant’s Rights. If the Premises or the Complex are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord reasonably estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 10.C below cannot be repaired within 270 days after the commencement of repairs (the “Repair Period“), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

B.              Landlord’s Rights. If a Casualty occurs and (1) Landlord estimates that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, or (3) Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s mortgagee and the remaining proceeds are insufficient to repair the damage, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

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C.              Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises constructed or installed by Tenant (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Complex, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. Tenant shall be entitled to the full proceeds of the Tenant’s insurance policies providing coverage for all alterations, improvements and betterments in the Premises constructed or installed by Tenant (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease); for the avoidance of doubt, notwithstanding anything contained herein to the contrary, Tenant shall be entitled to the full proceeds of the insurance policies that Tenant maintains under Section 11.D, below.

D.              Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of a. completion of Landlord’s repairs, b. the date upon which completion of Landlord’s repairs would have occurred but for delays caused by Tenant Parties, or c. the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement. In the event that damage to the Premises or to the Complex is caused by the negligence or willful misconduct of Tenant or its agents, employees or invitees, any cost or expense reasonably incurred by Landlord to repair or restore the Premises or the Complex which is not covered by insurance shall be paid by Tenant, in which event such cost and expense shall become Additional Rent payable with the installment of Rent next becoming due under the Terms of this Lease.

11.	INSURANCE

A.              Insurance Rating. Except as permitted in Section 2, Tenant will not conduct or permit to be conducted, any activity, or place any equipment, material, chemical, fluid or substance outside of the Premises which will in any way increase the rate of fire insurance or other insurance on the Complex (unless the rate of fire insurance increases only with respect to the Premises and Tenant satisfies such increased premium); if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises that is not permitted under this Lease (and the increase in the premium for such policy is not paid by Tenant under its policy), such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand and any such sum shall be considered Additional Rent payable hereunder.

B.              General Requirements. In all insurance policies carried by Tenant pursuant to the requirements of this Lease, Tenant shall name Landlord and Landlord's management agent, if any, as an additional insured, as its interests may appear, and shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has waived his right of action against any party prior to the occurrence of a loss. Each policy shall contain an endorsement that will prohibit its cancellation prior to the expiration of ten (10) days after notice of such proposed cancellation to Landlord. All such insurance policies shall be written as primary and non-contributory. Tenant shall provide Landlord with Certificates of Insurance evidencing the coverages required under this Lease prior to the occupancy and at least annually thereafter. Each policy shall be with a company or companies licensed to do business in the State of Texas and approved by Landlord and having a Best Rating of at least “A:VIII”. Tenant shall promptly notify Landlord of the cancellation of any insurance required to be carried by Tenant hereunder. If Tenant fails to maintain any insurance required by this Section 11, Landlord may obtain such insurance, and any premium paid by Landlord shall be immediately payable by Tenant to Landlord as Additional Rent. Tenant shall require any permitted sublessee or assignee of the Premises pursuant to this Lease to comply with the requirements of this Section 11.

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C.              Liability Insurance. Throughout the term, Tenant shall carry commercial general liability insurance, including contractual liability, public liability and property injury, and products and completed operations liability, with limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate for Tenant’s activities in the Premises, in a form providing occurrence basis coverage, in a form providing occurrence basis coverage.

D.              Other Insurance. Tenant shall carry a special form – causes of loss policy of insurance covering any insurable interest that Tenant may have in the Premises or in any equipment serving the Premises, Tenant's leasehold improvements, trade fixtures, equipment and personal property kept at the Premises or elsewhere in the Complex, in an amount not less than the full replacement cost of such items. Tenant shall carry an umbrella insurance policy with limits of at least Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate. Tenant shall obtain and maintain Worker’s Compensation insurance and Employer’s Liability coverage to cover obligations imposed by federal and state law covering all of Tenant’s employees, including statutory benefits outlined in the Texas Workers’ Compensation Act and minimum policy limits for Employer’s Liability of at least Two Hundred Fifty Thousand Dollars ($250,000) bodily injury per accident, Five Hundred Thousand Dollars ($500,000) bodily injury disease policy limit and Two Hundred Fifty Thousand Dollars ($250,000) per disease per employee.

E.               Waiver of Subrogation. The Landlord and the Tenant each hereby waives its right of recovery against the other and each releases the other from any claim arising out of loss, damage or destruction to the Complex, Premises, or contents thereon or therein, to the extent its property is covered by a policy of insurance, whether or not such loss, damage or destruction may be attributable to the negligence of either party or its respective agent, visitor, contractor, servant or employee. Each policy shall include a waiver of the insurer's rights of subrogation against the party hereto who is not the insured under said policy.

F.	Landlord’s Insurance.

i.	Property Insurance. From and after the date of this Lease, Landlord will carry a policy or policies of all risk extended coverage insurance covering the Complex (excluding property required to be insured by Tenant) in an amount equal to 100% of the full replacement cost thereof, endorsed to provide replacement cost coverage and providing protection against perils included within the standard Texas form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine, in its commercially reasonable discretion.

ii.	Commercial General Liability Insurance. Landlord will carry Commercial General Liability policy or policies covering the Complex against claims for personal or bodily injury, or death, or property damage resulting from the negligence of the Landlord or property manager or its agents, occurring upon, in or about the Complex to afford protection to the limit of not less than $2,000,000 per occurrence, and $2,000,000 annual aggregate or such limits and umbrella coverage as Landlord my determine in its commercially reasonable discretion. This insurance coverage shall extend to any liability of Landlord arising out of this Lease.

iii.	Other Requirements. Any insurance provided for in this Section 11.F may be effected by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section 11.F are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord.

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12.	CONDEMNATION

If all or a substantial part of the Premises (or use or occupancy of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), then the Term of this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and the Rent shall be abated on the date when such title vests in such governmental or quasi-governmental authority. If less than a substantial part of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), Tenant may terminate this Lease only if, in its commercially reasonable opinion, its use of the Premises will be materially adversely affected by such taking. If this Lease does not terminate pursuant to the terms of this Section 12, the Rent shall be equitably adjusted (on the basis of the number of square feet of the Premises (and, as applicable, in the Complex) subject to the Lease before and after such event) on the date when title vests in such governmental or quasi-governmental authority and the Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) and hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as damage as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat of such taking or condemnation) for the value of any expired or unexpired Term of the Lease. Such awards or damages must be made by a condemnation court or other authority and must be separate and distinct from award to Landlord and shall not diminish any award of the Landlord. For purposes of this Section 12, a substantial part of the Premises shall be considered to have been taken if more than fifty percent (50%) of the Premises are unusable by Tenant as a direct result of such taking.

13.	SIGNS

Tenant has the right to erect signage on the Music Building and/or landscaped portion of the Common Area within or adjoining the Premises, subject to local ordinance, at Tenant’s sole cost and expense, and in accordance with those commercially reasonable specifications to be established by Landlord regarding signage within the Complex. If allowed by the Historic Design Review Commission, Tenant shall have the right to install a sign facing Houston Street and the plaza, provided that the design of same meets Landlord’s commercial reasonable sign specifications. Landlord shall have the right to prohibit any other advertisement of Tenant which in its reasonable opinion tends to impair the reputation of the Complex or its desirability as a high-quality Complex for offices, and upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement.

14.	HAZARDOUS MATERIALS

Tenant shall not cause or knowingly permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises or the Complex in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees (collectively, “Tenant Parties”). Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnified Parties harmless from and against any and all losses, liability, claims, damages, expenses and causes of action (“Claims”) that are a direct result of the presence of any Hazardous Materials in, on, under or about the Complex, any portion thereof, or any adjacent property, to the extent caused by Tenant Parties. This indemnification by Tenant includes reasonable costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental or quasi-governmental authority because of the foregoing breach by Tenant which caused Hazardous Materials to be present in the air, soil or groundwater above, on or under or about the Complex in a manner that violates Applicable Laws and which was above levels that were present prior to the Effective Date hereof. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Complex, any portion thereof, or any adjacent property, which is caused or knowingly permitted by Tenant results in any contamination of the Complex, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are reasonably necessary to return the Complex, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination (or, if such mitigation is not practicable, then to such level as is in compliance with Applicable Laws); provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold.

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A.              Landlord acknowledges that it is not the intent of this Section to prohibit Tenant from operating its business for the use permitted by Section 2. Tenant may operate its business according to the custom of Tenant's industry, which includes the operation of a BSL-2 laboratory, so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, attached Exhibit “D” illustrates the substances the Tenant intends to have in the space during the term of the lease. Tenant agrees (a) this list identifying each type of Hazardous Material is to be present at the Premises that is subject to regulations under any environmental Applicable Laws, and shall be reviewed and updated periodically by Tenant; (b) a list of any and all approvals or permits from governmental or quasi-governmental authorities required in connection with the presence of such Hazardous Material shall be kept at or be made accessible from the Premises, and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Complex (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental or quasi-governmental authorities for any storage tanks installed in, on, under or above the Complex for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”) shall be provided to Landlord by Tenant pursuant to the following sentence. Tenant shall deliver to Landlord updated Hazardous Materials Documents (a) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment anywhere at the Complex, (b) if there are any changes to the Hazardous Materials Documents, annually thereafter no later than December 31st of each year, and (c) thirty (30) days prior to the initiation by Tenant of any Alterations or changes in Tenant's business that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (i) the chemical names, (ii) the material state (e.g., solid, liquid, gas or cryogen), (ii) the concentration, (iv) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (v) the use amount and use condition (e.g., open use or closed use), (vi) the location (e.g., room number or other identification) and (vii) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord's expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance

B.              If any proposed transferee, assignee, or sublessee of Tenant has been required by any prior landlord, lender, mortgagee, or governmental or quasi-governmental authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party's action or omission or use of the property in question, or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any governmental or quasi-governmental authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment, or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

C.              At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right, at Landlord’s sole cost and expense, to conduct appropriate tests of the Complex or any portion thereof, including without limitation the Premises, to investigate whether Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant's employees, agents, contractors or invitees. Notwithstanding the preceding sentence to the contrary, Tenant shall pay all reasonable cost of such test if such test reveals that Hazardous Materials exist at the Complex in violation of this Lease.

D.              During the Term, Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises of which Tenant obtains actual knowledge.

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E.               Tenant's indemnification obligations under this Section shall survive the expiration or earlier termination of the lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 17 below.

F.               As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any governmental or quasi-governmental authority.

15.	SURRENDER

A.              At least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (c) proof that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI” Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standard published by ANSI or any successor organization (or, if ANSI and it successors no longer exit, a similar entity publishing similar standards). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions (including without limitation, Hazardous Materials) set forth in the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease.

B.              No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

C.              The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord's fee title or leasehold interest in the Premises or the Complex, unless Landlord consents in writing, which shall not be unreasonably withheld, delayed, denied, or conditioned, and shall, at Landlord's option, operate as an assignment to Landlord of any or all subleases. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Complex, or a mutual cancellation thereof or of Landlord's interest therein by Landlord and its lessor shall not effect a merger with Landlord's fee title or leasehold interest in the Premises or the Complex.

16.	DEFAULT OF TENANT

A.              Events of Default. If Tenant shall (i) fail to pay any monthly installment of Rent (as required by Section 4 or any other provision of this Lease) as and when due or shall fail to timely make any other payment required by the terms and provisions hereof and such failure shall continue for a period of ten (10) days after Tenant receives written notice thereof from Landlord (provided that Landlord shall not be required to provide written notice thereof more than twice in any rolling 12-month period) or, if Landlord is not required to give such notice because it has already done so in a particular rolling 12-month period, and such failure continues for a period of ten (10) days after the due date thereof; (ii) violate or fail to perform any of the other terms, conditions, covenants or agreements herein made by Tenant and such other violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord (or if such obligation cannot be cured within thirty (30) days, then after such period of time as reasonably necessary to cure so long as Tenant has commenced such cure within said thirty (30) days period and diligently prosecutes the same to completion, and provided further that in no event shall the period of time to cure exceed sixty (60) days); or (iii) make or consent to an assignment for the benefit of creditors or a common law composition of creditors, or a receiver of Tenant's assets is appointed, or Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and not discharged by Tenant within one hundred twenty (120) days, or Tenant is adjudicated a bankrupt, then in any of the foregoing events (each, an “Event of Default”), Landlord shall be entitled to elect from the following remedies:

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i.	Landlord may terminate this Lease by giving Tenant written notice thereof, in which event this Lease and the leasehold estate hereby created and all interest of Tenant and all parties claiming by, through or under Tenant shall automatically terminate upon the effective date of such notice. If Landlord elects to so terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all Rent and any other sums accrued up to the time of termination or the date on which Tenant actually vacates the Premises, whichever is later.

Should Landlord terminate this Lease due to an Event of Default, Landlord may elect, as its sole remedy: (i) to accelerate the Basic Rent due hereunder to the end of the Term hereof, discounted to present value at a per annum rate equal to eight percent (8%), minus the then-present fair rental value of the Premises for such period, similarly discounted; (ii) to recover possession of the Premises, by force, summary proceedings, or otherwise or (iii) to relet the Premises for such Rent and upon such terms as are not unreasonable under the circumstances and, Tenant shall be liable for all direct, out of pocket damages sustained by Landlord, including, without limitation, deficiency (if any) in Basic Rent between what Tenant was obligated to pay as Basic Rent under this Lease and the basic rent actually collected by Landlord, reasonable attorneys' fees incurred by Landlord against Tenant, brokerage fees, and expenses of removing Alterations that were not approved by Landlord and reasonable expenses of placing the Premises in rentable condition that comparable with that which existed on the Effective Date.

ii.	Landlord may terminate Tenant’s right to possession of the Premises and enjoyment of the rent, issues and profits therefrom without terminating this Lease or the leasehold estate created hereby, re-enter and take possession of the Premises and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or existing breaches hereof, and lease, manage and operate the Premises and collect the rents, issues and profits therefrom all for the account of Tenant, and credit to the satisfaction of Tenant’s obligations hereunder the net rental thus received (after deducting therefrom all reasonable costs and expenses of repossessing, leasing, managing and operating the Premises). Tenant shall continue to remain liable to Landlord for all obligations under this Lease, including, without limitation, the Rent (subject to any offset for reletting). If the net rental so received by Landlord exceeds the amounts necessary to satisfy all of Tenant’s obligations under this Lease, nevertheless Landlord shall retain such excess. If Landlord elects to proceed under this Section, it may at any time thereafter elect to terminate this Lease as provided in Section 16Ai. Any damage or loss of Rent sustained by Landlord may be recovered by Landlord at the time of an Event of Default, or at Landlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord's option, may be deferred until the expiration of the Term of this Lease, in which event Tenant hereby agrees that the cause of action shall not be deemed to have occurred until the date of expiration of said Term. Landlord shall use commercially reasonable efforts to mitigate its damages resulting from an Event of Default. However, provided that Landlord uses commercially reasonable efforts to relet the Premises, in no event shall Landlord be liable for failure to so lease, manage or operate the Premises or collect the rentals due under any subleases and any such failure shall not reduce Tenant’s liability hereunder.

B.              Waiver. If, under the provisions hereof, Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord's rights hereunder, except to the extent covered by such settlement. No waiver by Landlord of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or letter accompanying a check for payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance or a surrender of the Lease.

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C.              Right of Landlord to Cure Tenant's Default. Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if made or done by Landlord, with interest thereon at the rate of five percent (5%) per annum from the date paid by Landlord to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such Event of Default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled unless and until Tenant so performs such obligation.

D.              Tenant Remedies Upon Landlord’s Default. If Landlord fails to perform any of its obligations under this Lease, and such failure continues for a period of thirty (30) days after written notice thereof to Landlord by Tenant (or if such obligation, but only if non-monetary in nature, is not reasonably capable of being performed within such 30-day period, if Landlord fails to commence the cure thereof and diligently pursue such cure), Tenant may, in its sole discretion, as its sole and exclusive remedies, (a) sue for actual damages, or (b) cure such failure and receive a credit toward future Rent for the cost incurred by Tenant to cure such failure.

17.	HOLDOVER

In the event that Tenant does not immediately surrender the Premises on the date of expiration of the Term hereof, Tenant shall, by virtue of the provisions hereof, become a month to month tenant at one hundred twenty five percent (125%) the monthly Basic Rent in effect during the last month of the Term of this Lease, which said monthly tenancy shall commence with the first day next after the expiration of the Term of this Lease. Tenant, a month-to-month tenant, shall be subject to all of the terms, conditions, covenants, and agreements of this Lease. Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days written notice to quit the Premises, unless and Event of Default has occurred and is continuing, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days' notice to quit being hereby expressly waived.

18.	NOTICES

Any notice, request, communication or demand under this Lease shall be in writing and shall be considered properly delivered only when received or when first refused by the addressee, if such notice is transmitted to the recipient’s address as hereinafter provided, and such transmittal is given or served (i) personally, (ii) by reputable overnight courier service (such as FedEx or UPS) or (iii) by registered or certified mail (return receipt requested) deposited in the United States general or branch post office. Any notice, request, communication or demand by the Tenant to the Landlord shall be addressed to the Landlord at:

1305 E. Houston Street

San Antonio, Texas 78205

Attn: Rene Dominguez rene@velocitytx.org

until otherwise directed in writing by the Landlord and, if requested in writing by the Landlord, given or served simultaneously to the Landlord's mortgagee at the address specified in such request. Any notice, request, communication or demand by the Landlord to the Tenant shall be addressed to the Tenant at:

1305 E. Houston St., Building 2

San Antonio, Texas 78205

Attn: Michael Handley

until otherwise directed in writing by the Tenant. Rejection or other refusal to accept a notice, request, communication or demand or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, communication or demand sent.

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19.	ASSIGNMENT AND SUBLETTING

A.              Landlord's Consent Requirement. Tenant will not assign, transfer, mortgage, or otherwise encumber this Lease or sublet or rent the Premises (or permit the occupancy or use thereof by a person other than Tenant, its employees, licensees, invitees, or affiliates), or any part thereof, without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, denied, delayed, or conditioned. Tenant shall give Landlord written notice of Tenant's desire to assign, or sublet the Premises. Within thirty (30) days following such request, Landlord shall either consent to such request on such terms and conditions as Landlord may reasonably require or provide written comments regarding its rejection of same. If Tenant requests Landlord's consent to an assignment or sublet of all or any portion of the Premises, Tenant shall reimburse Landlord for reasonable legal fees and expenses, and costs incurred in connection with the preparation and review of the documents to effectuate the assignment or sublet, not to exceed $2,000.00 (and Tenant shall be responsible for such legal fees and expenses even if Landlord rejects such proposed assignment or sublet, if such rejection is in accordance with the terms of this Lease). The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any such assignee, subtenant or occupant constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease, nor shall any such assignment or subletting be construed to relieve Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting. If an Event of Default has occurred and is continuing, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord.

If the rent agreed upon between Tenant and its proposed subtenant under any permitted subletting (other than to a Tenant Affiliate) is greater than the sum of the Basic Rent then payable by Tenant under this Lease for the portion of the Premises that is subject to such permitted subletting, then fifty percent (50%) of the excess shall be paid to Landlord as Additional Rent when received by Tenant in the same manner that Tenant pays Basic Rent under this Lease.

B.              Intra-Tenant Transfer. Notwithstanding the provision of Section 19.A, above, Tenant may assign this Lease or sublet the Premises or any portion thereof, with Landlord’s consent, and consent shall not be unreasonably withheld, conditioned, or delayed to (1) any limited liability company, partnership, corporation or entity owned or controlled by Tenant or owned or controlled by any entity owning one hundred percent (100%) of ownership interests in Tenant (a “Tenant Affiliate”), (2) to another person or entity in the event of a merger where Tenant is the surviving entity or the sale of substantially all of Tenant's assets, provided that (i) the transferee has a sufficient net worth to perform Tenant’s obligations under the Lease;

(ii) there is no change in the permitted use of the Premises; and (iii) Tenant remains fully liable for the obligations of the Tenant under this Lease and that regardless of Tenant remaining liable under the Lease in the event of an assignment, such entity assumes jointly and severally the obligations of Tenant hereunder. Tenant shall immediately notify Landlord of any such assignment or subletting under the terms of this Section 19.B. Unless permitted under the terms of this Section 19.B., any sale or transfer of more than forty-nine percent (49%) of the ownership interests in Tenant as of the Effective Date shall be deemed an assignment of this Lease subject to the terms of Section 19.A. above.

20.	QUIET ENJOYMENT

Landlord covenants that it has the right to make this Lease for the Term aforesaid, and that if Tenant shall pay the Rent and perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation, disturbance, or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease.

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21.	SUBORDINATION

Subject to the delivery to Tenant of a written agreement from the applicable interest or lien holder providing in the event Landlord defaults under such lien or security interest, Tenant's possession of the Premises shall not be disturbed so long as Tenant is not in default of this Lease beyond any applicable cure period, this Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect such leases or the real property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, Tenant shall execute promptly any certificate that the Landlord, or the holder of such deed of trust, may reasonably request, provided that such certificate contains commercially reasonable non-disturbance and attornment provisions. Notwithstanding the foregoing, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect, and the Tenant hereby attorns to the party secured by such deed of trust or the purchaser under any such foreclosure sale, which attornment is self-operative and requires no further instrument or agreement. Tenant covenants and agrees that, notwithstanding the self-operative nature of the attornment contained herein, Tenant will, at the written request of the party secured by any such deed of trust, execute, acknowledge and deliver any commercially reasonable instrument that has for its purpose and effect the confirmation of the subordination, non-disturbance, and attornment provisions contained herein (the “SNDA”).

22.	RULES AND REGULATIONS

Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall at all times abide by and observe the rules and regulations attached hereto as Exhibit “C”. In addition, Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall abide by and observe such other rules or regulations as may be reasonably promulgated from time to time by Landlord for the Complex (provided that such updated rules and regulations apply consistently to all tenants, licensees, and invitees of the Complex), with a copy transmitted to Tenant at least 10 business days prior to the effective date of thereof; provided, however, that the same are not inconsistent with the provisions of this Lease and do not impose an unreasonable economic burden on Tenant. Landlord agrees to use commercially reasonable efforts to enforce the rules and regulations of the complex fairly. If there is any inconsistency between this Lease and the rules and regulations as set forth in Exhibit “C”, as may be updated from time to time, this Lease shall govern. The Landlord may, upon request by any tenant, waive the compliance by such Tenant of any of the rules and regulations provided that (i) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve such Tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the following rules and regulations unless such other tenant has received a similar waiver in writing from Landlord.

23.	ESTOPPEL CERTIFICATE

Tenant agrees, at any time and from time to time, upon not less than fifteen (15) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in form and substance reasonably acceptable to Tenant (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modification), (ii) stating the Basic Rent, and the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) stating to the actual knowledge of Tenant, whether Landlord and Tenant are in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which Tenant may have actual knowledge, (iv) stating the address to which notices to Tenant should be sent, (v) stating the Term of the Lease, the area encompassed by it, and the Lease Commencement Date; (vi) stating that Tenant has not prepaid any Rent under the Lease; and (vii) stating that Tenant has accepted the Premises in its “as is” condition, is in possession of the Premises and that all improvements have been made to the Premises as required by the Lease (or, providing details to the extent the foregoing in (vii) are not correct). Any such statement delivered pursuant hereto may be relied upon by the party so named in such certificate, provided that such party is an owner of the Complex, a prospective purchaser of the Complex, a mortgagee or prospective mortgagee of the Complex or of Landlord's interest in either, or any prospective assignee of any such mortgagee.

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24.	REPRESENTATIONS BY LANDLORD

Tenant agrees and acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Complex except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth or in a separate writing executed on or after the Effective Date by Landlord and Tenant.

25.	CONDITION OF PREMISES

By taking possession of the Premises, Tenant shall be deemed to have agreed that (a) it had an opportunity to inspect the Premises; (b) it accepts the Premises “AS IS” and “WITH ALL FAULTS;” and (c) Landlord does not make and Tenant does not rely on any representation or warranty of any kind, expressed or implied, with respect to the condition of the Premises; and (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS AND TENANT WAIVES THE BENEFIT OF, ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF HABITABILITY AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

26.	TENANT'S FURNISHINGS/EQUIPMENT

A.              Furnishings. Landlord shall have the right to approve the weight and position of equipment or fixtures in the Premises, which shall not be unreasonably withheld, delayed, denied, or conditioned. Any and all damage or injury to the Premises or the Complex caused by moving the property of Tenant into, or out of the Premises, or due to the same being on the Premises, shall be repaired by, and at the sole cost of Tenant. No furniture, equipment or other bulky matter of any description will be received into the Complex or moved within the Complex except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Complex. All moving of furniture, equipment and other materials shall be under the control and supervision of Landlord who shall, however, not be responsible for any damage to or charges for moving the same.

B.              Equipment. Tenant will be permitted to utilize such equipment as reasonably necessary in connection with its use of the Premises, as set forth in Section 2, above. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Complex or to any space therein to such a degree as to be reasonably objectionable to Landlord or to any tenant shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to reasonably mitigate such noise and vibration.

27.	GENDER AND NUMBER

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

28.	CAPTIONS

The captions in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

29.	BROKER

Neither party has been represented by a realtor or broker. Each party hereby agrees to indemnify and hold the other party harmless of and from any and all losses, costs, damages or expenses (including, without limitation, all attorneys’ fees, court costs and disbursements) by reason of any claim of or liability to any broker or person claiming through such party, and arising out of or in connection with the negotiation, execution and delivery of this Lease.

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30.	LIABILITY OF LANDLORD

Landlord shall not be liable to Tenant, its employees, agents, invitees, licenses, customers, clients, family members or guests for any damage, compensation or claim arising from the necessity of repairing any portion of the Complex, the interruption in the use of the Complex, accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators (if applicable), heating, cooling, electrical or plumbing equipment or apparatus or the termination of this Lease by reason of destruction of the Complex, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part or portion of the Complex, or from water, rain or snow that may leak into or from any leakage in any part or portion of the drains, pipes or plumbing work in the Complex or from any other cause whatsoever except to the extent such loss or damage is caused by Landlord’s gross negligence or willful misconduct or from Landlord’s breach of its obligations under this Lease or Applicable Law. Any goods, property or personal effects, stored or placed by the Tenant in or about the Complex shall be at the risk of the Tenant and the Landlord shall not in any manner be held responsible therefor. The Landlord shall not be liable for any accident to or injury to any person or persons or property in or about the Complex which are caused by the conduct and operation of any business or by virtue of equipment or property of any other tenant in said Complex, except to the extent arising from Landlord’s gross negligence or willful misconduct, or Landlord’s breach of its obligations under this Lease or Applicable Law.

31.	INDEMNITY

Tenant hereby agrees to indemnify and hold the Landlord Indemnified Parties harmless from and against any out-of-pocket loss, cost, damage, claim, liability or expense (including reasonable attorney's fees, but excluding special, consequential, punitive, or exemplary damages) (collectively, the “Expenses”) (as qualified herein, each is an “Indemnified Claim”) incurred by any Landlord Indemnified Party including in the defense of any such claim, to the extent directly caused by (i) Tenant’s use of the Premises or Complex or from the conduct of Tenant’s business or from any activity, work, or other acts or things done, permitted or suffered by Tenant in or about the Premises or Complex, (ii) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, (iii) any act, omission or negligence or willful or misconduct of Tenant in violation of this Lease, or (iv) any negligence of any officer, agent, employee, independent contractor, guest, or invitee of Tenant, in each case, except to the extent such Expenses are the result of the gross negligence or willful misconduct of Landlord or a Landlord Indemnified Party; provided that Landlord shall give notice to Tenant of any event giving rise to such loss or damage within thirty (30) days of Landlord’s knowledge of same. Upon receipt of written notice from Landlord, Tenant shall, within thirty (30) days thereafter, defend any such Indemnified Claim at Tenant’s expense by counsel reasonably satisfactory to Landlord. The parties shall give each other immediate notice in case of casualty or accidents in the Premises. The provisions of this Section 31 shall survive the expiration or earlier termination of this Lease. THE PARTIES ACKNOWLEDGE THAT TENANT ENTERED AND TOOK POSSESSION OF THE PREMISES PRIOR TO THE EFFECTIVE DATE, AND EXPRESSLY AGREE THAT THIS INDEMNITY PROVISION SHALL APPLY RETROACTIVELY AND WITHOUT LIMITATION TO THE DATE OF SUCH POSSESSION

32.	SALE BY LANDLORD

In the event the original Landlord hereunder, or any successor owner of the Complex, shall sell or convey the Complex, such Landlord’s responsibility for any then-existing liabilities and obligations shall end; and thereupon all such liabilities and obligations (including all liabilities and obligations thereafter accruing) shall be binding on the new owner. Tenant agrees to attorn to such new owner in writing if requested by Landlord to do so on such form that contains commercially reasonable terms and conditions.

33.	NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord or Tenant.

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34.	AUTHORITY

Landlord and Tenant hereby represent, warrant and covenant each for itself, that each has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the State of Texas, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so.

35.	TIME OF ESSENCE

Time is of the essence with respect to the performance of each party’s obligations under each provision of this Lease.

36.	WAIVER OF JURY TRIAL

Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or any claim of injury or damage.

37.	CHOICE OF LAW

This Lease and all the terms and provisions hereof shall be interpreted in accordance with the laws of the State of Texas. Any dispute, controversy or claim arising out of or relating to this Lease or the breach thereof, shall be brought in the state and federal courts of Bexar County, Texas. By executing and delivering this Lease, each party for itself irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding may be made by registered mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction on the applicable party in any such proceeding in such court, and otherwise constitutes effective and binding service in every respect.

38.	EXAMINATION OF LEASE

Submission of this Lease for examination or signature by Tenant shall not constitute the reservation of or an option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

39.	ATTORNEY'S FEES

If as a result of any breach or default in the performance of any of the provisions of this Lease, the non-breaching party to this Lease uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or (in the case of Landlord) to evict Tenant, the party that prevails in connection therewith or in any subsequent litigation shall be entitled to reimbursement from the non-prevailing party for reasonable attorney's fees and costs to enforce the terms of this lease, upon rendering of a final non-appealable judgment therefor.

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40.	RESERVATION OF RIGHTS

Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address and/or name the Complex by providing 90 days prior notice to Tenant, (ii) to erect, use and maintain pipes and conduits in and through the public areas of the Complex (but not the Premises), provided that the utilities that service the Premises and Tenants use of the Premises are not adversely affected thereby. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises.

41.	INTENTIONALLY DELETED
42.	PARTIAL INVALIDITY

If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by Applicable Law.

43.	NO WAIVER

The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or of any rule or regulation, shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease, shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing, signed by the waiving party.

44.	BENEFIT AND BURDEN

The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of its respective representatives, successors and assigns. Landlord may freely and fully assign its interest hereunder.

45.	PARKING

During the Term of this Lease, Landlord grants a license to Tenant to utilize not more than 55 unreserved parking spaces on a first come, first served basis, in the paved surface parking lot portion of the property described in that one certain Deed without Warranty, dated April 8, 2022, from the State of Texas, grantor, to Texas Research and Technology Foundation, grantee, recorded as Document No. 20220090086, of the Official Public Records, Bexar County, Texas (the “Sutton Lots”). Landlord shall have the right at any time to change the location of the Tenant’s parking spaces from the Sutton Lots to an alternate location or facility designated by Landlord in Landlord’s sole and absolute discretion, provided that the alternate location or facility shall be within two (2) city blocks of the Premises, with thirty (30) days advance written notice of such change to Tenant. It is agreed and understood that the taxes, maintenance, and operating expenses of the Sutton Lots or any alternate parking facility shall be charged to Tenant each month as part of Tenant’s Share of Operating Expenses for the Complex, but that Tenant will not be required to pay a parking fee for same.

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46.	LANDLORD’S LIEN

Landlord hereby agrees that any landlord’s lien or similar lien it might now or in the future have in any of Tenant’s personal property shall be subordinate to the lien of Tenant’s lender. Although such subordination shall be automatic and self-operative without the necessity of any further instrument, Landlord hereby agrees to execute promptly such further instruments as may be reasonably required by Tenant or Tenant’s lender to evidence such subordination.

47.	OFAC; FINANCIAL CONTROL LAWS.

As of the effective date of this Lease and at all times throughout the Term of this Lease, including after giving effect to any transfers of interests permitted pursuant to this Lease or done in violation of this Lease, (i) Tenant and every officer, director, trustee, member, partner, manager, person and entity holding a direct ownership interest in Tenant are in full compliance with all applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, and any amendments or successors thereto and any applicable regulations promulgated thereunder (collectively, the “Financial Control Laws”), including but not limited to those related to money laundering offenses and related compliance and reporting requirements including any money laundering offenses prohibited under the Money Laundering Control Act, 18 U.S.C. Sections 1956, 1957 and the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.), the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq., Executive Order 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act and related regulations, as may be amended or supplemented from time to time (the “Patriot Act”); (ii) Tenant and every officer, director, trustee, member, partner, manager, person and entity holding a direct or ownership interest in Tenant are not a Barred Person nor is Tenant owned or controlled directly by any Barred Person; and neither the Tenant nor any of its officers, directors, trustees, members, partners, managers, persons or entities holding a direct ownership interest in Tenant is acting, directly or indirectly, for or on behalf of any Barred Person. The term “Barred Person” means: (i) any person, group or entity named as a “Specially Designated National and Blocked Person” or as a person who commits, threatens to commit, supports, or is associated with terrorism as designated by the United States Department of the Treasury's Office of Foreign Assets Control (“OFAC”); (ii) any person, group or entity named in the lists maintained by the United States Department of Commerce (Denied Persons and Entities); (iii) any government or citizen of any country that is subject to a United States Embargo identified in regulations promulgated by OFAC; and (iv) any person, group or entity named as a denied or blocked person or terrorist in any other list maintained by any agency of the United States government, including the not limited to the Executive Order and the Patriot Act. Tenant understands and has been advised by legal counsel on the requirements of the Financial Control Laws.

48.	ENTIRE AGREEMENT

This Lease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease, the Exhibits, or separate written agreement entered into on or after the Effective Date, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto. The recitals are hereby incorporated herein to the same extent as if set forth herein in full.

49.	INTENTIONALLY DELETED
50.	TAX INCENTIVES

Landlord intends to seek Federal and Texas historic tax credits in connection with improvement of the Complex. Tenant agrees to cooperate with Landlord’s efforts, at no cost to Tenant (other than routine administrative expenses), to obtain any and all historic tax credits in connection with the “qualified rehabilitation expenditure” made by Landlord with respect to the Premises as that term is defined in Section 47 of the Internal Revenue Code. Tenant acknowledges that any Tenant Improvements or Alterations must be made in accordance with the Standards for Rehabilitation promulgated under federal and state law and will cooperate reasonably with Landlord’s counsel, historic architectural, tax, and accounting consultants in making any Tenant Improvements or Alterations under this Lease.

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51.	CROSS DEFAULT

Tenant acknowledges and agrees that this Lease relates to that certain Sublease between Texas Research and Technology Foundation, as Sublessor, and Velocity Bioworks, Inc., as Sublessee (the “Sublease”), covering Suite 1305 containing approximately 8,122 square feet of rentable area (the “Subleased Premises”) within the Complex. Texas Research and Technology Foundation is an entity that is under common control with Landlord. Tenant further agrees that, so long as Texas Research and Technology Foundation remains an entity that is under common control with Landlord, any default by Sublessee under the Sublease shall automatically constitute an Event of Default under this Lease, without the necessity of additional notice or cure periods beyond those expressly provided in the Sublease. Upon the occurrence of such default, Landlord shall have the right to exercise any and all remedies available under this Lease, at law, or in equity. Conversely, any termination of the Sublease as a result of Sublessee’s default shall, at Landlord’s option, constitute a termination of this Lease. Tenant acknowledges that its rights under this Lease are expressly conditioned upon the continued existence and good standing of the Sublease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal.

LANDLORD:		TENANT:

Merchants Ice II, LLC, a Texas limited liability		Velocity Bioworks, a Delaware corporation company

By:	/s/ Rene Dominquez	By:	/s/ Michael Handley
Printed Name:	Rene Dominquez	Printed Name:	Michael Handley
Its:	President & CEO		CEO

List of Exhibits:

Exhibit “A” - Legal Description of Complex

Exhibit “B” - Premises

Exhibit “C” - Rules and Regulations

Exhibit “D” - Hazardous Material List

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